Exhibit (a)(5)(B)

Funds Advised by Apax Partners Extend Offer to Acquire Epicor Software Corporation to Coincide with

Expected Closing of Debt Financing

New York, NY and Irvine, CA, May 5, 2011 — In connection with the previously announced agreement to acquire Epicor Software Corporation (Nasdaq: EPIC), Element Merger Sub, Inc. (“Element”), Eagle Parent, Inc. (“Eagle”) and Epicor today announced that Element and Eagle have extended the expiration of their tender offer to acquire all of the outstanding shares of Epicor’s common stock for $12.50 net per share in cash, without interest and less any applicable withholding taxes, to 5:00 p.m., Los Angeles time, on Friday, May 13, 2011, unless further extended. The tender offer was previously scheduled to expire at midnight, Los Angeles time, on Friday, May 6, 2011. All other terms and conditions of the tender offer remain unchanged, including, without limitation, the tender of at least 74.51% of the outstanding shares of Epicor (less any shares subject to non-tender and support agreements entered into with Element and Eagle).

The tender offer is being extended, with the consent of Epicor and Activant Group Inc. (“Activant”), to coincide with the expected closing of the related debt financing transactions on or around Friday, May 13, 2011.

Element and Eagle announced today that they have engaged RBC Capital Markets, LLC as an additional dealer manager to assist Eagle and Element in the tender offer.

Epicor, Element and Eagle further announced today that Epicor’s 30-day “go-shop” period has ended with no competing acquisition proposals. During the “go-shop” period, Epicor was permitted, under the terms of the merger agreement, to initiate, solicit and encourage competing acquisition proposals from, and engage in discussions with, third parties for a period of 30 days, which expired on May 4, 2011 at 11:59 p.m., Los Angeles time. Despite Epicor’s solicitation efforts, the go-shop period expired with no competing proposals.

On Thursday, April 28, 2011, the plaintiff in the action captioned Mark W. Hull v. L. George Klaus, et al. voluntarily withdrew his motion for preliminary injunction in connection with the tender offer and the merger. On Monday, May 2, 2011, counsel for plaintiffs in the consolidated action in the Superior Court of the State of California, County of Orange, informed counsel for Epicor, Element and Eagle that such plaintiffs did not intend to seek injunctive relief in connection with the closing of the tender offer and would not be filing a motion for preliminary injunction. As of the close of business on Wednesday, May 4, 2011, there were no outstanding motions for preliminary injunction in connection with the tender offer or the merger.

As previously announced, the parties received early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended).

The depositary for the tender offer has advised that, as of the close of business on Wednesday, May 4, 2011, a total of approximately 8,689,294 shares of Epicor common stock were validly tendered into and not properly withdrawn from the tender offer.

Element and Eagle are newly formed corporations and are wholly owned by funds advised by Apax Partners, one of the world’s leading private equity firms with a strong heritage of technology investment.

As previously announced, Eagle also intends to acquire Activant, a leading technology provider of business management software solutions for mid-market retail and wholesale distribution businesses. Apax intends to integrate Activant and Epicor to create one of the largest global providers of enterprise applications focused on the manufacturing, distribution, services and retail sectors. Following completion of the acquisitions, the integrated company will be named Epicor Software Corporation and will no longer be a publicly traded company.

The information agent for the tender offer is BNY Mellon Shareowner Services. The Dealer Managers for the tender offer are Jefferies & Company, Inc. and RBC Capital Markets, LLC.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice and management of Apax Partners globally total around $40 billion. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. For more information visit: www.apax.com.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM), human capital management (HCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor takes pride in more than 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Notice to Investors

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Element and Eagle filed a tender offer statement on Schedule TO (as amended) with the SEC. Investors and Epicor shareholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal, related tender offer documents and all amendments and supplements thereto) and the related solicitation/recommendation statement on Schedule 14D-9 (as amended) that was filed by Epicor with the SEC, because they contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov.

Forward Looking Statements

This release contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. This announcement contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “plans,” “expects,” “could,” “should” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transactions; statements regarding expected completion of the transaction, expected revenues, market share, business model, sales pipelines and opportunities, competitive advantage and other statements that are not historical fact; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; statements regarding the anticipated timing of payment for shares validly tendered and not properly withdrawn in the offer; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including uncertainties as to how many of Epicor stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived and risks and uncertainties relating to these matters that are discussed in documents filed with the SEC by Epicor, as well as the tender offer documents filed by Eagle and Element and the solicitation/recommendation statement filed by Epicor. Except as required by law, none of Epicor, Element and Eagle and their respective affiliates undertake any obligation to revise or update publicly any forward-looking statements.

Additional Information about the Merger and Where to Find It

In connection with the potential transaction referred to in this press release, Epicor filed a preliminary proxy statement and may file a definitive proxy statement with the SEC related to the approval of the merger agreement by Epicor’s stockholders. Additionally, Epicor may file other relevant materials with the SEC in connection with the proposed acquisition of Epicor by Element and Eagle pursuant to the terms of the merger agreement. The materials to be filed by Epicor with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and Epicor stockholders also may obtain free copies of the proxy statement from Epicor by contacting Epicor’s Investor Relations using the contact information stated below. Investors and security holders of Epicor are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

Epicor and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Epicor’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Epicor’s executive officers and directors in the solicitation by reading Epicor’s proxy statement for its 2010 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Epicor’s participants in the solicitation, which may, in some cases, be different than those of Epicor’s stockholders generally, will be set forth in the definitive proxy statement relating to the merger when it becomes available.

Contacts:

For Epicor:	For Apax:	For Apax:
Damon Wright Tel: +1 949/585-4509 Email: dswright@epicor.com	Ben Harding Tel: +44 (0) 20 7872 6401 email: ben.harding@apax.com	Todd Fogarty Tel: +1 212 521 4854 email: todd-fogarty@kekst.com